EXHIBIT 99.4

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes
James Calver Chief Executive Officer
(908) 766-5000

Investors: Evan Smith, CFA
Media: Sean Leous
Financial Dynamics
212-850-5600

JOHN W. REMSHARD, FORMER WELLCHOICE CFO, JOINS HOOPER HOLMES’

BOARD OF DIRECTORS

BASKING RIDGE, New Jersey – August 10, 2006 — Hooper Holmes, Inc. (AMEX:HH) today announced that John W. Remshard, former Senior Vice President and Chief Financial Officer of WellChoice, has joined the Company’s Board of Directors.

“John brings a wealth of knowledge and wisdom from having led the turnaround of Empire Blue Cross Blue Shield from a bankrupt nonprofit to a highly successful public company with a market capitalization of $6.5 billion,” said Benjamin Currier, Chairman of the Board of Hooper Holmes. “John has an impeccable track record as a trusted board member and CEO counselor. He’s going to be a terrific Director, and we’re very pleased to have the benefit of his more than 30 years of experience in healthcare and multi-line insurance.”

“The Board and the management team have made strong progress in rebuilding this business, addressing past imbalances, and preparing for growth,” said John Remshard. “I’m looking forward to working with and learning from other Board members, and to contributing to the Company’s drive to take full advantage of its health information assets.”

John W. Remshard served as Senior Vice President and Chief Financial Officer of WellChoice from August 2002 through December 2005, and of HealthChoice from March 1996. From July 1995 until March 1996, he was the Senior Vice President of Auditing of HealthChoice. Prior to joining HealthChoice, Mr. Remshard was a Vice President in the Finance Division of CIGNA Corporation from 1978 until 1995.

Prior to joining Empire, Mr. Remshard was Vice President in the Finance Division of CIGNA Corporation, where he held increasingly responsible positions and gained extensive experience in healthcare, life and property/casualty insurance, acquisitions, divestitures, international operations and audit services. He is also a CPA.

Mr. Remshard has strong industry knowledge and a solid grounding in operations from his years at First Fidelity, where he began to acquire extensive international finance experience. He also worked for Touche Ross where he gained his healthcare industry experience.

Mr. Remshard earned both his BS in Accounting and English and his MBA in Finance from LaSalle University. He is also a graduate of the executive program of the Amos Tuck School of Business at Dartmouth College.

About Hooper Holmes, Inc.

Hooper Holmes provides outsourced risk assessment services to the life insurance industry through over 250 locations nationwide and in the United Kingdom, as well as claims evaluation information services to the automobile, and workers’ compensation insurance industries.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involving the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in the Company’s Securities and Exchange Commission filings. The Company disclaims any obligation to update these forward-looking statements.

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